AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

This Amendment dated as of September 26, 2003 by and between FLAHERTY & CRUMRINE/CLAYMORE TOTAL RETURN FUND INCORPORATED (the "Fund") and PFPC TRUST COMPANY ("PFPC Trust"), amends the Custodian Services Agreement by and between the parties dated August 29, 2003 (the "Agreement").

WHEREAS, the Fund has appointed PFPC Trust to act as the custodian of the Fund and to provide the custodian services set forth in the Agreement;

WHEREAS, the Fund and PFPC Trust wish to amend the Agreement as set forth in this Amendment;

NOW THEREFORE, for good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) and intending to be legally bound, the Fund and PFPC Trust agree as follows:

1. Section 1(d) of the Agreement shall be reworded as follows: "(d) "Book-Entry System" means (i) the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees, (ii) any book-entry system maintained by an exchange registered with the SEC under the 1934 Act and (iii) Euroclear or any successor thereto."

2. Sub-section (h) of the last sentence of Section 8 of the Agreement shall be reworded as follows: "(h) is necessary for PFPC Trust to release such information in connection with the provision of services under this Agreement".

3. The last sentence of Section 14(f) of the Agreement shall be reworded as follows: "In addition, the Fund shall be responsible for the payment of all taxes and similar items relating

to Fund operations (including without limitation penalties and interest related thereto)."

4. In Section 15(b)(iii) of the Agreement, the word "reasonably" shall be added immediately following the words "PFPC Trust".

5. In Section 15(c) of the Agreement, the words "or depository" shall be deleted at the end of the first sentence of said Section 15(c).

6. In Section 15(d) of the Agreement, (i) the introductory clause of said Section 15(d) shall be reworded as follows: "Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust, directly or through the use of a sub-custodian or Book-Entry System, shall: "; and (ii) in Section 15(d)(i) of said Section 15(d) the language following the second reference to the word "securities" shall be deleted and replaced with the following: "(or pursuant to such other method of settlement which is approved by Written Instructions and which PFPC Trust is willing to perform)".

7. Section 15(e) of the Agreement shall be reworded as follows:

"(e) Use of the Book-Entry System. PFPC Trust is authorized and instructed, on a continuous basis, to deposit in a Book-Entry System all securities belonging to the Fund eligible for deposit therein and to utilize a Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.

PFPC Trust shall administer a Book-Entry System as follows:

(i) With respect to securities of the Fund which are maintained in a Book-Entry System, the records of PFPC Trust shall identify by book entry or

otherwise those securities belonging the Fund.

(ii) Assets of the Fund deposited in a Book-Entry System will at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time."

8. Section 15(f) of the Agreement shall be reworded as follows:

"(f) Registration of Securities. All Securities held for the Fund which are issued or issuable only in bearer form, except such securities held in a Book-Entry System, shall be held by PFPC Trust in bearer form; all other securities held for the Fund may be registered in the name of the Fund, PFPC Trust, a Book-Entry System, a sub-custodian, or any duly appointed nominee of the Fund, PFPC Trust, Book-Entry System or sub-custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of a Book-Entry System or in the name of another appropriate entity, any securities which it may hold for the Account and which may from time to time be registered in the name of the Fund."

9. In Section 15(h)(ii)(B)(4) of the Agreement, the word "reasonably" shall be added immediately following the words "PFPC Trust may".

10. Section 15(h)(iii) of the Agreement shall be reworded as follows:

"(iii) Other Matters.

(A) subject to receipt of such documentation and information as PFPC Trust may reasonably request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction

with respect to any withholdings or other taxes relating to assets maintained hereunder; and

(B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust reasonably considers is required to be deducted or withheld "at source" by any relevant law or practice."

11. The reference in Section 15(i) of the Agreement to "the Book-Entry System" shall be replaced with a reference to "a Book-Entry System".

12. In Section 15(j)(vi) of the Agreement, the language in parentheticals immediately following the first reference to "Fund" in said Section shall be deleted and replaced with the following: "(or pursuant to such other method of settlement which is approved by Written Instructions and which PFPC Trust is willing to perform)".

13. Section 15(o) of the Agreement shall be deleted in its entirety.

14. Except to the extent amended and supplemented hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PFPC TRUST COMPANY

By: [signature]

Name: EDWARD A. SMITH III

Title: VICE PRESIDENT

FLAHERTY & CRUMRINE/CLAYMORE TOTAL RETURN FUND INCORPORATED

By: [signature]

Name: DONALD F. CRUMRINE

Title: Chairman + CEO

Business Approval: [initials]
Date: 7-12-04
Legal Approval: [initials]
Date: 7/9/04
AML Approval: [signature]
Date: 7/9/04

BNY MELLON
ASSET SERVICING

June 15, 2011

Flaherty & Crumrine Incorporated
301 E. Colorado Blvd.
Suite 720
Pasadena, CA 91101
Attention: Mr. Chad Conwell

Re: Flaherty & Crumrine/Claymore Total Return Fund Incorporated ("Customer")

Dear Mr. Conwell:

NOTICE OF ASSIGNMENT

PFPC Trust Company ("PFPC Trust") and Customer are parties to a Custodian Services Agreement dated August 29, 2003 (the "Agreement"). Pursuant to Section 19 of the Agreement, PFPC Trust intends to assign the Agreement (including assignment of PFPC Trust's rights with respect to the Agreement (including fee arrangements with respect to the Agreement) and delegation of PFPC Trust's duties with respect to the Agreement) to PFPC Trust's affiliate, The Bank of New York Mellon ("BNY Mellon"), effective August 15, 2011. PFPC Trust hereby provides to Customer 60 days' written notice of such action. BNY Mellon agrees that on and after August 15, 2011 it will be bound by the terms of the Agreement.

Very truly yours,

PFPC TRUST COMPANY

By: ______________________
Edward A. Smith, III

THE BANK OF NEW YORK MELLON

By: ______________________